Exhibit 3.1

NIGHTFOOD HOLDINGS, INC.

AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE

NEVADA REVISED STATUTES

The undersigned, Chief Executive Officer of Nightfood Holdings, Inc., a Nevada corporation (the “Corporation”) DOES HEREBY CERTIFY that the following resolution was (i) duly adopted by the Board of Directors of the Corporation in a meeting on February 7, 2024 and (ii) approved by the vote of stockholders holding shares of Series C Convertible Preferred Stock entitling them to exercise a majority of the voting power pursuant to NRS 78.1955 on February 7, 2024.

NOW, THEREFORE, BE IT RESOLVED:

Section G is revised to include the below:

(c)	Adjustments for Reverse Stock Split. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to Section G(a) shall be proportionately decreased.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on February 7, 2024.

NIGHTFOOD HOLDINGS, INC.

/s/ Lei Sonny Wang
Lei Sonny Wang
Chief Executive Officer